CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-217715 on Form N-14 of our reports dated February 23, 2017, relating to the financial statements and financial highlights of Great-West Stock Index Fund and Great-West S&P 500® Index Fund, of Great-West Funds, Inc. (the “Funds”), appearing in the corresponding Annual Reports on Forms N-CSR of the Funds for the year ended December 31, 2016, and to the references to us under the headings “Service Providers” and “Financial Highlights”, and on the cover page in the Information Statement/Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado

June 12, 2017